Exhibit 99.1

Intrexon Announces Third Quarter 2014 Financial Results

Germantown, MD, November 13, 2014 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced its third quarter results for 2014.

Business Highlights and Recent Developments:

•	Closed the acquisition of Trans Ova Genetics, L.C. (“Trans Ova”), an industry-leading provider of bovine reproductive technologies and the largest producer and supplier of bovine embryos in North America. The combined tools and expertise of Intrexon and Trans Ova should enable the companies to accelerate efficiency in related food and protein production.

•	Established an Exclusive Channel Collaboration with Sanofi Chimie, a wholly owned subsidiary of Sanofi, to develop an enhanced production process for a specific family of marketed Active Pharmaceutical Ingredients leveraging Intrexon’s proprietary technology suite plus Sanofi’s expertise and innovation in yeast metabolism and industrial chemistry to increase overall yield.

•	Expanded relationship with Amneal Pharmaceuticals LLC, a large U.S. generic drug manufacturer, with a second product collaboration utilizing Intrexon’s novel microbial-based expression system to develop a consistent, scalable, and cost-effective production process for a targeted Active Pharmaceutical Ingredient.

•	Established an Exclusive Channel Collaboration with Histogenics, a regenerative medicine company focused on developing and commercializing products in the musculoskeletal space, for the generation of allogeneic chondrocyte cell therapeutics to repair damaged articular hyaline cartilage in humans.

•	In collaboration with Fibrocell Science, announced plans to file an investigational new drug application with the U.S. Food and Drug Administration in the first half of 2015 for GM-HDF-COL7 (genetically-modified human dermal fibroblast expressing collagen VII), the drug candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB), a debilitating skin disorder.

•	Trans Ova’s wholly owned subsidiary, Viagen Inc., and its business partner, Wuhan Chopper Biology Co., Ltd., received approval to operate a domestic business within China utilizing its toolkit to improve genetics in the porcine and bovine markets.

Third Quarter Financial Highlights:

•	Total revenues of $21.2 million, an increase of over 250% over the third quarter of 2013;

•	Net loss of $52.7 million, including noncash charges of $44.8 million, attributable to Intrexon, or $(0.53) per share;

•	Adjusted EBITDA of $1.6 million, or $0.02 per share; and

•	Cash consideration received for research and development services covered 59% of cash operating expenses (exclusive of operating expenses of consolidated subsidiaries).

Year-to-Date Financial Highlights:

•	Total revenues of $40.8 million, an increase of 146% over the nine months ended September 30, 2013;

•	Net loss of $100.7 million, including noncash charges of $71.9 million, attributable to Intrexon, or $(1.02) per share;

•	Adjusted EBITDA of $8.8 million, or $0.09 per share; and

•	Total consideration received for technology access fees and reimbursement of research and development expenses covered 125% of cash operating expenses (exclusive of operating expenses of consolidated subsidiaries).

“We continue the successful execution of our plan to earn a vast array of significant economic stakes in many products that we expect to see commercialized by our ECC collaborators across diverse industries, while balancing currently our financial inputs and outputs,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “Encouragingly, we see the benefits of our capital efficiency, an increasing awareness on the part of significant multinational players of our superior technology platform and the timeliness of bioindustrial engineering as key to solving many critical needs across all of our active sectors – Health, Food, Energy, Consumer and Environment – all coalescing to propel us toward the realization of our vision to lead the enablement of the second generation of biotechnology.”

Mr. Kirk continued, “Looking forward, considering the significant transactions upon which we currently are engaged, the programmatic progress being made under our existing collaborations and our team’s steady performance improvements, we are optimistic and confident that we have the opportunity of making all involved with Intrexon proud of their association with the company. No one at Intrexon takes this opportunity lightly so we are committed to execute commensurately.”

Third Quarter 2014 Financial Results Compared to Prior Year Period

Total revenues were $21.2 million for the quarter ended September 30, 2014 compared to $6.0 million for the quarter ended September 30, 2013, an increase of $15.2 million, or 253%. Total revenues include $8.4 million of Trans Ova product and service revenues since August 8, 2014, the date of the acquisition. Collaboration revenues increased $6.6 million due to (i) the recognition of deferred revenue for upfront payments received from 11 collaborations or expansions thereof signed by us between October 1, 2013 and September 30, 2014, (ii) recognition of research and development services performed by us pursuant to these new collaborations, and (iii) increased research and development services performed by us for collaborations in effect prior to October 1, 2013 as a result of the progression of current programs and the initiation of new programs with these collaborators.

Total operating expenses were $36.2 million for the quarter ended September 30, 2014 compared to $18.1 million for the quarter ended September 30, 2013, an increase of $18.1 million, or 100%. Total operating expenses for the quarter ended September 30, 2014 include $6.4 million of Trans Ova costs of products and services revenues since the date of the acquisition. Research and development expenses were $14.9 million for the quarter ended September 30, 2014 compared to $10.7 million for the quarter ended September 30, 2013, an increase of $4.2 million, or 39%. Salaries, benefits and other personnel costs increased $2.5 million due to (i) increases in research and development headcount to support the new collaborations discussed above and (ii) stock-based compensation expenses for stock option grants we made to research and development employees in March 2014. Lab supplies and consultants expenses increased $1.1 million as a result of the increased level of research and development services provided to our collaborators. Selling, general and administrative expenses were $14.9 million for the quarter ended September 30, 2014 compared to $7.4 million for the quarter ended September 30, 2013, an increase of $7.5 million, or 101%. Salaries, benefits and other personnel costs increased $4.5 million due to (i) our hiring of additional employees needed to operate as a public company, (ii) the inclusion of Trans Ova employees since the date of acquisition and (iii) stock-based compensation expenses for stock option grants we made to general and administrative employees in March 2014. Legal and professional expenses increased $1.7 million primarily due to costs associated with merger and acquisition activity and legal costs associated with AquaBounty’s stock listing in the United States.

Total other income (expense), net is primarily composed of unrealized appreciation (depreciation) in the fair value of equity securities which was $(37.1) million for the quarter ended September 30, 2014 compared to $27.3 million for the quarter ended September 30, 2013. The unrealized appreciation (depreciation) results from changes in the value of equity securities we hold in certain collaborators.

Year-to-Date 2014 Financial Results Compared to Prior Year Period

Total revenues were $40.8 million for the nine months ended September 30, 2014 compared to $16.6 million for the nine months ended September 30, 2013, an increase of $24.2 million, or 146%. Total revenues include $8.4 million of Trans Ova product and service revenues since the date of the acquisition. Collaboration revenues increased $15.7 million due to (i) the recognition of deferred revenue for upfront payments received from 11 collaborations or expansions thereof signed by us between October 1, 2013 and September 30, 2014, (ii) the recognition of research and development services performed by us pursuant to these new collaborations, and (iii) increased research and development services performed by us for collaborations in effect prior to October 1, 2013 as a result of the progression of current programs and the initiation of new programs with these collaborators.

Total operating expenses were $91.8 million for the nine months ended September 30, 2014 compared to $56.9 million for the nine months ended September 30, 2013, an increase of $34.9 million, or 61%. Total operating expenses for the nine months ended September 30, 2014 include $6.4 million of Trans Ova costs of products and services revenues since the date of the acquisition. Research and development expenses were $41.3 million for the nine months ended September 30, 2014 compared to $35.6 million for the nine months ended September 30, 2013, an increase of $5.8 million, or 16%. Salaries, benefits and other personnel costs increased $3.8 million due to (i) increases in research and development headcount to support the new collaborations discussed above, (ii) stock-based compensation expenses for stock option grants we made to research and development employees in March 2014 and (iii) the inclusion of nine months of costs for AquaBounty employees in 2014 compared to approximately six and a half months in 2013. Lab supplies and consultants expenses increased $2.6 million as a result of the increased level of research and development services provided to our collaborators. These increases were partially offset by a $1.1 million decrease in third party in-license fees due to the termination of an exclusive licensing agreement in May 2014. Selling, general and administrative expenses were $43.9 million for the nine months ended September 30, 2014 compared to $21.3 million for the nine months ended September 30, 2013, an increase of $22.6 million. Salaries, benefits and other personnel costs increased $13.4 million due to (i) our hiring of additional employees needed to operate as a public company, (ii) the inclusion of Trans Ova employees since the date of acquisition, (iii) stock-based compensation expenses for stock option grants we made to general and administrative employees in March 2014 and (iv) the inclusion of nine months of costs for AquaBounty employees in 2014 compared to approximately six and a half months in 2013. We also incurred stock-based compensation expense for options granted to our non-employee directors which increased $1.9 million due to changes in our director compensation plan which we adopted in conjunction with our transition to a public company. Legal and professional expenses increased $4.6 million primarily due to costs associated with merger and acquisition activity, the formation of our joint venture with Intrexon Energy Partners, and legal costs associated with AquaBounty’s stock listing in the United States.

Total other income (expense), net is primarily composed of unrealized appreciation (depreciation) in the fair value of equity securities which was $(48.9) million for the nine months ended September 30, 2014 compared to $5.7 million for the nine months ended September 30, 2013. The unrealized appreciation (depreciation) results from changes in the value of equity securities we hold in certain collaborators.

Conference Call and Webcast

The Company will host a conference call Thursday November 13 at 5:30pm ET to discuss the third quarter 2014 financial results and provide a general business update. The conference call may be accessed by dialing 1-888-346-3959 (Domestic US) and 1-412-902-4262 (International) and asking to join the “Intrexon Conference Call.” Participants may also access the live webcast through Intrexon’s website in the Investors section under Calendar of Events.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is a leader in synthetic biology focused on collaborating with companies in Health, Food, Energy, Environment, and Consumer Sectors to create biologically-based products that improve the quality of life and the health of the planet. Through the company’s proprietary UltraVector® platform, Intrexon provides its partners with industrial-scale design and development of complex biological systems. The UltraVector® platform delivers unprecedented control over the quality, function, and performance of living cells. We call our synthetic biology approach and integrated technologies Better DNA®, and we invite you to discover more at www.dna.com.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA and Pro Forma Adjusted EBITDA earnings per share, which are non-GAAP financial measures within the meaning of applicable rules and regulations of the Securities and Exchange Commission (“SEC”). For a reconciliation of Adjusted EBITDA to net loss attributable to Intrexon in accordance with generally accepted accounting principles and for a discussion of the reasons why the company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.” Such information is provided as additional information, not as an alternative to Intrexon’s consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of the Company’s current financial performance.

Trademarks

Intrexon, UltraVector, LEAP and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s current and future ECCs and joint ventures; (ii) developments concerning Intrexon’s collaborators; (iii) Intrexon’s ability to successfully enter new markets or develop additional products, whether with its collaborators or independently; (iv) competition from existing technologies and products or new technologies and products that may emerge; (v) actual or anticipated variations in Intrexon’s operating results; (vi) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (vii) Intrexon’s cash position; (viii) market conditions in Intrexon’s industry; (ix) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (x) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (xi) the ability of Intrexon’s collaborators to secure any necessary regulatory approvals to commercialize any products developed under the ECCs; (xii) the rate and degree of market acceptance of any products developed by a collaborator under an ECC; (xiii) Intrexon’s ability to retain and recruit key personnel; (xiv) Intrexon’s expectations related to the use of proceeds from its initial public offering; (xv) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xvi) Intrexon’s expectations relating to Trans Ova, AquaBounty and any other consolidated subsidiaries. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Intrexon’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

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For more information regarding Intrexon Corporation, contact:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

Investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$24,704	$49,509
Short-term investments	98,380	127,980
Receivables
Trade, net	15,267	790
Related parties	11,673	5,285
Note	10,000	—
Other	628	1,282
Inventory	16,674	—
Prepaid expenses and other	3,978	2,710

Total current assets	181,304	187,556
Long-term investments	51,388	60,581
Equity securities	97,806	141,525
Property, plant and equipment, net	35,596	16,629
Intangible assets, net	68,216	41,956
Goodwill	98,778	13,823
Investments in affiliates	4,146	6,284
Other assets	1,266	1,118

Total assets	$538,500	$469,472

Liabilities and Total Equity

Current liabilities
Accounts payable	$3,575	$1,057
Accrued compensation and benefits	6,697	5,157
Other accrued liabilities	5,024	4,217
Deferred revenue	13,950	7,793
Lines of credit	556	—
Current portion of long term debt	1,490	—
Current portion of deferred consideration	6,812	—
Related party payables	1,159	1,605

Total current liabilities	39,263	19,829
Long term debt, net of current portion	9,428	1,653
Deferred consideration, net of current portion	13,440	—
Deferred revenue	95,902	65,778
Other long term liabilities	625	869

Total liabilities	158,658	88,129

Commitments and contingencies
Total equity
Common stock	—	—
Additional paid-in capital	835,330	743,084
Accumulated deficit	(477,067)	(376,414)
Accumulated other comprehensive income	98	52

Total Intrexon shareholders’ equity	358,361	366,722
Noncontrolling interests	21,481	14,621

Total equity	379,842	381,343

Total liabilities and total equity	$538,500	$469,472

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share data)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues
Collaboration revenues	$12,656	$6,028	$32,257	$16,566
Product revenues	4,115	—	4,124	—
Service revenues	4,261	—	4,261	—
Other revenues	165	14	196	51

Total revenues	21,197	6,042	40,838	16,617

Operating Expenses
Cost of products	4,224	—	4,310	—
Cost of services	2,316	—	2,316	—
Research and development	14,851	10,672	41,343	35,593
Selling, general and administrative	14,853	7,407	43,870	21,321

Total operating expenses	36,244	18,079	91,839	56,914

Operating loss	(15,047)	(12,037)	(51,001)	(40,297)

Other Income (Expense)
Unrealized appreciation (depreciation) in fair value of equity securities	(37,089)	27,339	(48,944)	5,704
Gain on previously held equity investment	—	—	—	7,415
Interest expense	(230)	(6)	(309)	(31)
Interest income	202	38	349	58
Other expense, net	(79)	(343)	(110)	(349)

Total other income (expense)	(37,196)	27,028	(49,014)	12,797
Equity in net loss of affiliates	(1,619)	—	(3,510)	(390)

Income (loss) before tax	(53,862)	14,991	(103,525)	(27,890)
Income tax expense	—	—	(23)	—

Net income (loss)	$(53,862)	$14,991	$(103,548)	$(27,890)
Net loss attributable to the noncontrolling interests	1,137	507	2,895	1,114

Net income (loss) attributable to Intrexon	$(52,725)	$15,498	$(100,653)	$(26,776)

Accretion of dividends on redeemable convertible preferred stock	—	(4,044)	—	(18,391)
Undistributed earnings allocated to preferred shareholders	—	(3,132)	—	—

Net income (loss) attributable to common shareholders	$(52,725)	$8,322	$(100,653)	$(45,167)

Net income (loss) attributable to common shareholders per share, basic	$(0.53)	$0.15	$(1.02)	$(2.05)

Net income (loss) attributable to common shareholders per share, diluted	$(0.53)	$0.15	$(1.02)	$(2.05)

Weighted average shares outstanding, basic	99,888,203	54,305,354	98,711,564	22,056,396
Weighted average shares outstanding, diluted	99,888,203	56,150,996	98,711,564	22,056,396

Intrexon Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Adjusted EBITDA. To supplement Intrexon’s financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Intrexon presents Adjusted EBITDA. A reconciliation of Adjusted EBITDA to Intrexon’s net income or loss attributable to Intrexon under GAAP appears below. Adjusted EBITDA is a non-GAAP financial measure that Intrexon calculates as net income or loss attributable to Intrexon adjusted for income tax expense or benefit, interest expense, depreciation and amortization, stock-based compensation, contribution of services by shareholder, unrealized appreciation or depreciation in the fair value of equity securities, gain on previously held equity investment, equity in net loss of affiliate and the change in deferred revenue related to upfront and milestone payments. Adjusted EBITDA is a key metric for Intrexon’s management and Board of Directors for evaluating the Company’s financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital. Management and the Board of Directors believe that adjusted EBITDA is useful to understand the long-term performance of Intrexon’s core business and facilitates comparisons of the Company’s operating results over multiple reporting periods. Intrexon is providing this information to investors and others to assist them in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. While Intrexon believes that this non-GAAP financial measure is useful in evaluating its business, and may be of use to investors, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as non-GAAP financial measures presented by other companies. Adjusted EBITDA is not a measure of financial performance under GAAP, and is not intended to represent cash flows from operations under GAAP and should not be used as an alternative to net income or loss as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of Adjusted EBITDA by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA has its limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

In addition to the reasons stated above, which are generally applicable to each of the items Intrexon excludes from its non-GAAP financial measure, Intrexon believes it is appropriate to exclude certain items for the following reasons:

•	Interest expense may be subject to changes in interest rates which are beyond Intrexon’s control;

•	Depreciation of Intrexon’s property and equipment and amortization of acquired identifiable intangibles can be affected by the timing and magnitude of business combinations and capital asset purchases;

•	Stock-based compensation expense is a noncash expense and may vary significantly based on the timing, size and nature of awards granted and also because the value is determined using formulas which incorporate variables, such as market volatility;

•	Contribution of services by shareholder is a noncash expense which Intrexon excludes in evaluating its financial and operating performance;

•	Unrealized appreciation or depreciation in the fair value of securities which Intrexon holds in its collaborators may be significantly impacted by market volatility and other factors which are outside of the Company’s control in the short term and Intrexon intends to hold these securities over the long term;

•	Equity in net loss of affiliate reflects Intrexon’s proportionate share of the income or loss of entities over which the Company has significant influence, but not control, and accounts for using the equity method of accounting. Gain on previously held equity investment occurred as a result of a step acquisition of AquaBounty Technologies, Inc. which was completed in the first quarter of 2013 which resulted in a controlling interest by Intrexon and the consolidation of the investment. Intrexon believes excluding the impact of such losses or gains on these types of strategic investments from its operating results is important to facilitate comparisons between periods; and

•

GAAP requires Intrexon to account for its collaborations as multiple-element arrangements. As a result, the Company defers certain collaboration revenues because certain of its performance obligations cannot be separated and must be accounted for as one unit of accounting. The collaboration revenues that Intrexon so defers arise from upfront and milestone payments received from the Company’s collaborators, which Intrexon recognizes over the future performance period even though the Company’s right to such consideration is neither contingent on the results of Intrexon’s future performance nor refundable in the event of nonperformance. In order to evaluate Intrexon’s operating performance, its management adjusts for the impact of the change in deferred revenue for these upfront and milestone payments in order to include them as a part of adjusted EBITDA when the transaction is initially recorded. The adjustment for the change in deferred revenue removes the noncash revenue recognized during the period and includes the cash and stock received from collaborators for upfront and milestone payments during the period. Intrexon believes that adjusting for the impact of the change in deferred revenue in this manner is important since it permits the Company to make quarterly and annual comparisons of the Company’s ability to consummate new collaborations or to achieve significant milestones with existing collaborators. Further, Intrexon believes it is useful when evaluating its financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital.

Pro forma adjusted EBITDA per share. Intrexon’s calculations for pro forma adjusted EBITDA per share, basic and diluted, assumes, as of the end of the respective period, the conversion of all outstanding shares of Intrexon’s redeemable convertible preferred stock plus all cumulative dividends payable thereon into shares of common stock as if such conversion had occurred as of the later of (i) the beginning of the period or (ii) the issuance date of those shares. Because all of Intrexon’s shares of redeemable convertible preferred stock and all accrued and cumulative dividends thereon automatically converted into common shares upon the closing of the Company’s initial public offering on August 13, 2013, Intrexon believes that the inclusion of such shares on an as-converted basis results in a useful metric for its investors, analysts and others when evaluating Intrexon’s results on a comparable basis with other periods. While Intrexon’s management and board of directors believe that this non-GAAP per share metric is useful in evaluating the Company’s past adjusted EBITDA results, and may be of use to investors, analysts and others, this information should be considered supplemental in nature and is not meant as a substitute for the per share information prepared in accordance with GAAP. In addition, this non-GAAP per share metric may not be the same as non-GAAP per share metrics presented by other companies. Pro forma adjusted EBITDA per share is not a measure of financial performance under GAAP, and is not intended to represent cash flows per share from operations under GAAP and should not be used as an alternative to net income or loss per share as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of pro forma adjusted EBITDA per share by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Pro forma adjusted EBITDA per share has its limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

The following table presents a reconciliation of net income (loss) attributable to Intrexon to EBITDA and also to adjusted EBITDA for each of the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(In thousands)
Net income (loss) attributable to Intrexon	$(52,725)	$15,498	$(100,653)	$(26,776)
Interest expense	210	6	258	30
Income tax expense	—	—	23	—
Depreciation and amortization	2,970	1,748	6,681	5,421

EBITDA	$(49,545)	$17,252	$(93,691)	$(21,325)
Stock-based compensation expense	4,213	633	14,770	1,828
Contribution of services by shareholder	508	388	1,485	1,163
Unrealized (appreciation) depreciation in fair value of equity securities	37,089	(27,339)	48,944	(5,704)
Gain on previously held equity investment	—	—	—	(7,415)
Equity in net loss of affiliates	1,619	—	3,510	390
Impact of change in deferred revenue related to upfront and milestone payments	7,710	4,032	33,736	14,487

Adjusted EBITDA	$1,594	$(5,034)	$8,754	$(16,576)

The following table presents the calculation of pro forma adjusted EBITDA per share, basic and diluted, for each of the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(In thousands, except share and per share data)
Pro forma adjusted EBITDA per share:
Numerator:
Adjusted EBITDA	$1,594	$(5,034)	$8,754	$(16,576)

Denominator (1):
Pro forma weighted average common shares used in computing pro forma adjusted EBITDA per share, basic	99,888,203	91,558,838	98,711,564	83,738,327
Pro forma weighted average common shares used in computing pro forma adjusted EBITDA per share, diluted	101,487,136	91,558,838	100,497,766	83,738,327
Pro forma adjusted EBITDA per share, basic	$0.02	$(0.05)	$0.09	$(0.20)
Pro forma adjusted EBITDA per share, diluted	$0.02	$(0.05)	$0.09	$(0.20)

(1)	Pro forma adjusted EBITDA per share, basic and diluted have been calculated for the three and nine month periods ended September 30, 2013 after giving effect to (i) the conversion of 112,906,464 shares of Intrexon’s preferred stock outstanding on January 1, 2013 into 64,517,977 shares of common stock upon the completion of its initial public offering; (ii) the issuance of 19,047,619 shares of Series F preferred stock issued between January 1, 2013 and April 30, 2013 and the conversion of those shares into 10,884,353 shares of Intrexon’s common stock upon the completion of its initial public offering; and (iii) upon the completion of Intrexon’s initial public offering the conversion of aggregate cumulative dividends on the Company’s preferred stock of $68.8 million into 4,302,800 shares of its common stock at the initial public offering price of $16.00 per share.